Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-140362 Post-Effective Amendment No. 3 on Form S-8 to Form S-4  of our report dated March 15, 2007 (October 23, 2007 as to Note 14) relating to the financial statements and consolidated financial statement schedule of Protection One, Inc, (which report expresses an unqualified opinion and includes an explanatory paragraph for a change in method of accounting for share-based compensation upon adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” on January 1, 2006), appearing in the current report on Form 8-K dated October 25, 2007.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

October 24, 2007